Exhibit 99.1

Double-Take Software, Inc. Announces Third Quarter 2009 Financial Results

Company Posts Strong Operating Margin and Cash from Operations

SOUTHBOROUGH, Mass.--(BUSINESS WIRE)--October 27, 2009--Double-Take Software, Inc. (NASDAQ: DBTK), a leading provider of recovery solutions, today announced its financial results for the third quarter ended September 30, 2009.

“I was pleased with the results of the past quarter. The results were similar to our second quarter, which is what we expected. This signals to us that normalized buying patterns have returned,” said Dean Goodermote, Chairman, CEO and President. “We continue to broaden our product portfolio. We just released a major upgrade targeted at the Remote Office Back Office (“ROBO”) market which expands our market opportunity, and our new migration product has opened the door to some larger deals for core Double-Take. I am also optimistic about our ability to execute on a cloud initiative which should position us well in the market next year.”

Total revenue for the quarter, which consists of software revenue and maintenance and professional services revenue, decreased 11.2% to $21.3 million in the third quarter of 2009 from $24.0 million in the third quarter of 2008. Software revenue decreased 20.3% to $10.2 million in the third quarter of 2009 from $12.8 million in the third quarter of 2008. Maintenance and professional services revenue decreased 0.6% to $11.1 million in the third quarter of 2009 compared to the third quarter of 2008. On a constant currency basis, total revenue in the third quarter of 2009 declined by 8.8%, software revenue declined by 18.5% and maintenance and professional services revenue increased by 2.3% compared to the third quarter of 2008.

Income from operations was $3.4 million in the third quarter of 2009 compared to $4.4 million in the third quarter of 2008. Net income totaled $1.6 million, or $0.07 per diluted share, in the third quarter of 2009 compared with $2.6 million, or $0.11 per diluted share, in the third quarter of 2008.

Income from operations on an adjusted, non-GAAP basis in the third quarter of 2009 was $4.6 million compared with $5.4 million in the third quarter of 2008. Adjusted, non-GAAP net income in the third quarter of 2009 was $2.7 million, or $0.12 per diluted share, compared with $3.6 million, or $0.16 per diluted share, in the third quarter of 2008.

The Company calculates these adjusted non-GAAP income measures by excluding the effects in the respective periods of the non-cash stock based compensation from operating expenses. An explanation of these adjusted, non-GAAP financial measures and a reconciliation of these measures to GAAP results are provided in the tables included in this press release, and these measures should only be viewed together with the reconciliation and the further explanation given under “Non-GAAP Financial Measures” below.

Cash generated from operations was $5.0 million in the third quarter of 2009. Cash and short term investments at September 30, 2009 totaled $89.4 million, an increase of approximately $5.3 million from June 30, 2009.

2009 Financial Guidance

Revenue for the fourth quarter of 2009 is anticipated to be in the range of $22.0 to $24.0 million. Adjusted non-GAAP operating income for the fourth quarter is expected to be $3.8 to $5.5 million. Assuming an effective income tax rate on non-GAAP income of approximately 43%, non-GAAP net income per share for the fourth quarter is expected to be in the range of $0.10 to $0.14 per diluted share and weighted average diluted shares using the treasury method for the fourth quarter are expected to be approximately 23.4 to 23.5 million shares.

See “Non-GAAP Financial Measures” and “Important Note to Investors” below

Non-GAAP Financial Measures

Double-Take Software, Inc. has provided in this press release adjusted financial information that has not been prepared in accordance with generally accepted accounting principles, or GAAP. These non-GAAP financial measures are identified above as “adjusted, non-GAAP” measures. Double-Take Software, Inc. uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. Double-Take Software, Inc. believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends, and in comparing its financial results with other companies in Double-Take Software, Inc.’s industry, many of which present similar non-GAAP financial measures to investors. The historical non-GAAP financial measures presented above exclude the following item required to be included by GAAP: non-cash stock-based compensation charges. The Company's expectations for adjusted, non-GAAP income and income per share for the fourth quarter of 2009 excludes the impact of stock-based compensation charges, the amount and significance of which, because of the information and assumptions underlying those charges, cannot readily be determined at this time.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of historic non-GAAP financial measures presented above to GAAP results has been provided in the financial statement tables included in this press release.

Conference Call Information

Double-Take Software, Inc. will discuss these financial results in a conference call at 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of Double-Take Software, Inc.’s conference call on the Investor Relations section of the company website at www.doubletake.com. For those who are unable to participate in the live conference call, an audio replay will be available until Sunday, November 1, 2009 at 7:30 p.m. EDT. To access the audio replay, dial 888-203-1112 or 719-457-0820 and enter replay pass code 5413256. A web cast replay of the call will be available on the Investor Relations section at www.doubletake.com approximately two hours after the conclusion of the call and will remain available for approximately three months.

About Double-Take® Software

Headquartered in Southborough, Massachusetts, Double-Take(R) Software (Nasdaq: DBTK) is a leading provider of affordable Workload Optimization products that are simple to use and enable IT managers to easily move, protect, recover and more flexibly run critical IT workloads in physical and virtual environments, regardless of platform or location. With its unparalleled partner programs, technical support, and professional services, Double-Take Software is the solution of choice for about 20,000 customers worldwide, from SMEs to the Fortune 500. Information about Double-Take Software's products and services can be found at www.doubletake.com.

Important Note to Investors

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases that say Double-Take or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements in this release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All forward-looking statements are inherently speculative, and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in forward-looking statements. These risks and uncertainties include those set forth from time to time in our filings with the Securities and Exchange Commission. We are under no obligation, and do not undertake any duty, to update these forward looking statements at any time.

Double-Take Software, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	Sept. 30,	Dec. 31,
	2009	2008

ASSETS

Current assets:
Cash and cash equivalents	$41,821	$40,659
Short term investments	47,573	32,524
Accounts receivable, net	15,806	19,593
Prepaid expenses and other current assets	2,505	6,621
Deferred tax assets	4,449	5,438
Total current assets	112,154	104,835

Property and equipment, net	3,274	4,236
Intangibles, net	5,238	5,963
Goodwill	17,826	16,267
Other assets	874	739

Total assets	$139,366	$132,040

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	5,880	6,422
Other liabilities	832	390
Deferred revenue	25,869	27,078
Total current liabilities	32,581	33,890

Long-term deferred revenue	4,646	4,614
Other long-term liabilities	40	126

Stockholders' equity	102,099	93,410

Total liabilities and stockholders' equity	$139,366	$132,040

Double-Take Software, Inc.
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months ended
	Sept. 30,		Sept. 30,
	2009	2008	2009	2008
Revenue:
Software licenses	$10,214	$12,819	$28,371	$38,855
Maintenance and professional services	11,066	11,132	32,089	32,492
Total revenue	21,280	23,951	60,460	71,347

Cost of revenue:
Software licenses	128	156	345	397
Maintenance and professional services	2,144	2,342	6,255	7,198
Total cost of revenue	2,272	2,498	6,600	7,595

Gross profit	19,008	21,453	53,860	63,752

Operating expenses:
Sales and marketing	7,702	8,393	23,666	26,293
Research and development	3,659	4,331	11,543	12,479
General and administrative	3,212	3,371	9,460	10,045
Depreciation and amortization	1,005	974	3,007	2,642
Total operating expenses	15,578	17,069	47,676	51,459

Operating Income	3,430	4,384	6,184	12,293

Other income, net	40	308	105	987

Income before income taxes	3,470	4,692	6,289	13,280

Income tax expense	1,907	2,070	3,406	5,851

Net income	1,563	2,622	2,883	7,429

Net income per share:
Basic	$0.07	$0.12	$0.13	$0.34
Diluted	$0.07	$0.11	$0.12	$0.32

Weighted-average number of shares used in per share amounts:
Basic	22,062	21,980	22,040	21,960
Diluted	23,359	23,089	23,255	23,097

Double-Take Software, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine months ended
	Sept. 30,
	2009	2008

Cash flows from operating activities:
Net Income	$2,883	$7,429
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	1,839	1,718
Amortization of intangible assets	1,168	924
Provision for (recovery of) doubtful accounts	66	(180)
Stock based compensation	3,330	2,958
Deferred income taxes	989	2,388
Excess tax benefits from stock based compensation	(57)	(139)

Changes in:
Accounts receivable	3,911	755
Prepaid expenses and other assets	4,181	(187)
Other assets	(98)	(3)
Accounts payable and accrued expenses	(885)	(1,809)
Other liabilities	496	146
Deferred revenue	(1,585)	2,301
Net cash provided by operating activities	$ 16,238	$ 16,301

Cash flows from investing activities:
Purchase of property and equipment	(820)	(2,116)
Purchase of short term investments	(65,011)	(57,069)
Sales and maturities of short term investments	50,155	66,892
Acquisitions, net of cash acquired	-	(10,352)
Net cash (used in) investing activities	$ (15,676)	$ (2,645)

Cash flows from financing activities:
Proceeds from exercise of stock options	95	88
Excess tax benefits from stock based compensation	57	139
Payments on capital lease obligation	(15)	(38)
Net cash provided by financing activities	137	189

Effect of exchange rate changes on cash and cash equivalents	463	(604)
Net increase in cash and cash equivalents	699	13,845
Cash and cash equivalents - beginning of period	40,659	25,748
Cash and cash equivalents - end of period	$ 41,821	$ 38,989

Double-Take Software, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months ended
	Sept. 30,		Sept. 30,
	2009	2008	2009	2008

Non-GAAP financial measures and reconciliation:

GAAP income from operations	$ 3,430	$ 4,384	$ 6,184	$ 12,293
Add: noncash stock based compensation (1)	1,137	995	3,330	2,958
Non-GAAP income from operations	$ 4,567	$ 5,379	$ 9,514	$ 15,251

GAAP net income	$ 1,563	$ 2,622	$ 2,883	$ 7,429
Add: noncash stock based compensation (1)	1,137	995	3,330	2,958
Non-GAAP net income	$ 2,700	$ 3,617	$ 6,213	$ 10,387

Non-GAAP income per share:
Basic	$0.12	$0.16	$0.28	$0.47
Diluted	$0.12	$0.16	$0.27	$0.45

Weighted-average number of shares used in per share amounts:

Basic	22,062	21,980	22,040	21,960

GAAP diluted shares outstanding	23,359	23,089	23,255	23,097
Add: effect of excluding stock based compensation	40	57	51	79
Non-GAAP diluted shares outstanding	23,399	23,146	23,306	23,176

Footnotes to Adjustments

(1) Represents noncash stock based compensation charges as follows:
	Three Months Ended		Nine Months ended
	Sept. 30,		Sept. 30,
	2009	2008	2009	2008
Stock option expense by line item:
Cost of maintenance and professional services	$110	$91	$312	$275
Sales and marketing	240	211	732	617
Research and development	309	273	911	785
General and administrative	478	420	1,375	1,281
	$1,137	$995	$3,330	$2,958

CONTACT:
Double-Take Software, Inc.
S. Craig Huke, 317-572-1857
Chief Financial Officer
investor@doubletake.com
or
Sapphire Investor Relations, LLC
Erica Mannion, 212-766-1800, Ext. 203
Investor Relations
investor@doubletake.com